Exhibit 99
[LOGO]	News Release
FOR IMMEDIATE RELEASE	First Midwest Bancorp 300 Park Blvd., Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
CONTACT:	John M. O'Meara 630) 875-7201 www.firstmidwest.com
TRADED: SYMBOL:	Nasdaq FMBI
FIRST MIDWEST BANCORP APPOINTS NEW DIRECTOR

ITASCA, IL, NOVEMBER 21, 2002 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today announced the appointment of Patrick J. McDonnell to the Company's Board of Directors and its Audit Committee. It is anticipated that Mr. McDonnell will be nominated for election as Director at the Company's Annual Shareholders Meeting in May 2003.

Age 59, Mr. McDonnell has more than 30 years experience in the professional services industry and is currently the Chief Executive Officer of The McDonnell Company, LLC. During the past three years The McDonnell Company has been involved in a variety of consulting engagements to mid size companies including startup and troubled companies. Prior thereto Mr. McDonnell served as the chief operating officer of a publicly traded executive search firm and facilitated its successful sale.

Mr. McDonnell was associated with Coopers & Lybrand from 1970 to 1998 serving during the period of 1993 to 1998 as the firm's Vice Chairman in charge of the Audit Practice in the United States, Coopers largest line of business with 1998 revenues exceeding $1 Billion. During the period of 1996 to 1998 Mr. McDonnell also served as Chairman of the International Accounting and Audit Board of the global Coopers firm. After Coopers merged with Price Waterhouse in 1998 Mr. McDonnell was Director of the Global Audit Practice of the merged PricewaterhouseCoopers firm until his retirement late that year.

"We are very pleased that a person of Pat's extensive experience, professional reputation and stature is joining our Board," said John M. O'Meara President and soon to be CEO of First Midwest. "The combination of his acumen in management, financial, accounting and audit matters and his years of experience in working with the boards and audit committees of numerous public companies makes Pat an unusually well qualified Director who will further enhance the sophistication of our Board."

A resident of Lake Forest, Illinois Mr. McDonnell received his BA in Business from the University of Notre Dame, his Masters in Business Administration from the University of Michigan and is a Certified Public Accountant.

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With assets of approximately $6 billion, First Midwest is the largest independent and one of the overall largest banking companies in the highly attractive suburban Chicago banking market. As the premier independent suburban Chicago banking company, First Midwest provides commercial banking, trust, investment management and related financial services to a broad array of customers through some 70 offices located in more than 40 communities primarily in northern Illinois.

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